Exhibit 99.2

Contact:	Gary J. Yusko
Chief Financial Officer
Alloy, Inc.
212/329-8431

For immediate release:

ALLOY REPORTS FULL YEAR AND FOURTH QUARTER FISCAL 2005 FINANCIAL RESULTS

Alloy Reports Results For the First Time as a Separate Public Company Following its Spinoff of dELiA*s on December 19, 2005

•	Full Year Revenue Up 6% To $195.3 Million; Fourth Quarter Revenue Up 3.3% To $43.2 Million

•	Full Year Adjusted EBITDA Up 259% To $17.3 Million; Fourth Quarter Adjusted EBITDA $3.0 Million Compared with ($0.5) Million in 2004

•	Full Year and Fourth Quarter Results Include a Non-Cash Impairment Charge of $32.7 Million

New York, NY – March 29, 2006 - Alloy, Inc. (Nasdaq: ALOY), a media and marketing services company primarily targeting the dynamic Generation Y population, today reported results for the full fiscal year ended January 31, 2006 (“fiscal 2005”) and the fourth quarter ended January 31, 2006. Alloy completed its spinoff of dELiA*s, Inc. (“dELiA*s”) on December 19, 2005. The financial results of dELiA*s are presented as discontinued operations for all periods. Following the spinoff of dELiA*s, we changed the composition of our reportable segments to the following three operating segments: (i) Promotion, whose products and services are promotional in nature, including the Alloy Marketing and Promotions Agency business, the On-Campus Marketing unit, Sampling and Mall Marketing services; (ii) Media, which includes our Out-of-Home business, our Internet and Database businesses and our Specialty Print and Intellectual Property businesses; and (iii) Placement, which aggregates and markets third party media properties.

For fiscal 2005, revenue increased 6% to $195.3 million from $184.2 million in fiscal 2004, reflecting a 14.6% growth in our Media Segment, a 6.2% growth in our Promotion Segment and a nominal decrease in our Placement Segment. Revenue in our Media Segment was $48.1 million in fiscal 2005 compared with $41.9 million in the year ended January 31, 2005 (“fiscal 2004”). The increase is primarily attributable to strong sales momentum in our Out-of-Home business, as well as strength in the Alloy Entertainment unit. Revenue in our Promotion Segment was $88.7 million in fiscal 2005 compared with $83.6 million in fiscal 2004. The increase is principally attributable to revenue growth in our direct selling services and sampling businesses, partially offset by lower revenue from sales of promotions and sponsorships. Revenue in our Placement Segment was $58.5 million in fiscal 2005 compared with $58.7 million in fiscal 2004.

Operating loss decreased $53.7 million, or 69%, to $24.2 million in fiscal 2005 from $78.0 million in fiscal 2004. In fiscal 2005 we recorded Special Charges of $36.2 million compared with $73.3 million in fiscal 2004. The Special Charges in fiscal 2005 resulted from a $32.7 million non-cash goodwill and long-lived asset impairment charge, which was recorded in our fourth quarter, and $3.5 million of expenses related to the dELiA*s spinoff. The fiscal 2004 Special Charges resulted from a $72.9 million non-cash goodwill and long-lived asset impairment charge, which was recorded in the fourth quarter of fiscal 2004, and $0.4 million in restructuring costs. Our current business segments of Promotion, Media and Placement were operated as one segment in fiscal 2004. Despite the strength of the business this past year, as a result of evaluating impairment on our three redefined business segments, we determined that an additional impairment charge was required for fiscal 2005. Excluding the Special Charges, our Operating Income would have increased $16.7 million to $12.0 million in fiscal 2005 compared with an Operating Loss of $4.7 million in fiscal 2004. The significant improvement in Operating Income excluding the Special Charges is primarily attributable to revenue growth, an increased percentage of our total revenue coming from our Media Segment, and a fiscal 2005 cost reduction program.

For fiscal 2005, Adjusted EBITDA, defined as Operating Loss plus depreciation and amortization, special charges and non-cash stock based compensation was $17.3 million compared with $4.8 million for fiscal 2004, an increase of $12.5 million, or 259%.

Commenting on the fiscal year and fourth quarter financial results, Matt Diamond, Chairman and Chief Executive Officer, stated, “We are very pleased with the year over year operating improvement shown by Alloy Media + Marketing. We have reinvigorated sales growth in our key Media Segment, significantly reduced our cost structure, and very recently acquired Sconex, a key interactive acquisition, all of which we believe position us well for the future. Moreover, we are thrilled to have successfully completed a tax-free spinoff of dELiA*s, Inc. to our stockholders during the fourth quarter of fiscal 2005.”

Loss from continuing operations decreased $54.4 million, or 66%, to $28.0 million, or $2.41 per share, in fiscal 2005 from $82.4 million, or $7.74 per share, in fiscal 2004. The improvement is primarily attributable to the decreased operating loss and higher interest income.

Net loss attributable to common stockholders decreased $57.3 million, or 61%, to $36.1 million, or $3.11 per share, in fiscal 2005 from $93.4 million, or $8.77 per share, in fiscal 2004. In June 2005, all of our outstanding shares of Series B Redeemable Convertible Preferred Stock were converted into shares of Common Stock. Accordingly, the non-cash dividends on the shares of Series B Preferred Stock decreased in fiscal 2005 to $0.6 million from $1.6 million in fiscal 2004.

For fiscal 2005, free cash flow, defined as net income (loss) plus depreciation and amortization, special charges, stock-based compensation, and amortization of deferred financing costs less capital expenditures, was approximately $13.3 million, or $1.15 per share, as compared with ($1.8) million, or ($0.17) per share, in fiscal 2004, an improvement of $15.1 million.

FOURTH QUARTER

For the fourth quarter of fiscal 2005, revenue increased 3.3% to $43.2 million from $41.8 million in the comparable period of fiscal 2004, driven by a 25.4% growth in our Media Segment partially offset by modest declines in our Promotions and Placement Segments. The Media Segment growth was principally attributable to strong sales in our Out-of-Home business. The decrease in Promotion Segment revenue was attributable to increased selectivity in the type of business we choose to accept. The Placement Segment market was softer than expected in the quarter.

For the fourth quarter of fiscal 2005, Adjusted EBITDA was $3.0 million as compared with a loss of $0.5 million in the same period of fiscal 2004, an increase of $3.5 million.

Operating loss decreased $43.8 million, or 58%, to $32.1 million in the fourth quarter of fiscal 2005 from $75.9 million in the same period of fiscal 2004. Excluding Special Charges, our Operating Income would have increased $4.9 million to $2.0 million in the fourth quarter of fiscal 2005 from an Operating Loss of $2.9 million in the same period of fiscal 2004. The significant improvement in operating income excluding the Special Charges is primarily attributable to stronger sales in our higher margin Media Segment and our continued cost reduction efforts.

Loss from continuing operations for the quarter decreased $43.9 million, or 57%, to $33.0 million, or $2.78 per share, in fiscal 2005 from $76.8 million, or $7.17 per share, in the fourth quarter of fiscal 2004. The improvement is primarily attributable to the decreased operating loss and higher interest income.

For the fourth quarter of fiscal 2005, free cash flow was approximately $2.2 million, or $0.19 per share, compared with ($2.3) million, or ($0.22) per share, in 2004’s fourth quarter, an improvement of $4.5 million.

RECENT DEVELOPMENTS

On March 28, 2006, we announced our acquisition of Sconex, a leading social networking site in the high school market. We believe that optimizing and growing our interactive properties is important as the youth market spends increasing amounts of time online. Further, we believe that Sconex will be an important contributor to our strategy of expanding our media business segment.

BUSINESS OUTLOOK

Consistent with last year, we are not providing earnings per share or Adjusted EBITDA target ranges for the year but rather, during our quarterly conference calls, will provide a recap and outlook for key operating metrics that influence our earnings per share and Adjusted EBITDA and our strategies to improve these metrics.

About Alloy

Alloy, Inc., under the banner of Alloy Media + Marketing (AM+M), is a widely recognized pioneer in nontraditional marketing. Working with AM+M, marketers reach consumers through a host of programs incorporating Alloy’s diverse array of media and marketing assets and expertise in direct mail, college and high school media, interactive, display media, college guides, promotional and social network marketing. For further information regarding Alloy, please visit our corporate website at (www.alloyinc.com)

Forward-Looking Statements

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2005, and in subsequent filings that we make with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(In millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three month period and year ended January 31, 2006 and 2005. The Company defines Adjusted EBITDA as net income (loss) adjusted to exclude the following line items and amounts presented in its Statement of Operations: income (loss) from discontinued operations, income taxes, other items, interest income, interest expense, special charges, depreciation and amortization and stock-based compensation expense.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measure used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission (“SEC”), the Company provides below a reconciliation of Adjusted EBITDA to net income.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2006	2005	2006	2005
Net Loss	($23.8)	($73.3)	($35.5)	($91.8)
Plus:
Income (Loss) from Discontinued Operations	(9.2)	(3.5)	7.5	9.4
Income Taxes	0.1	0.0	0.4	0.1
Other Items, net	0.0	0.0	0.0	0.4
Interest Income	(0.3)	(0.1)	(0.9)	(0.4)
Interest Expense	1.1	1.0	4.3	4.3
Special Charges	34.1	72.9	36.2	73.3
Depreciation and Amortization	0.9	2.0	5.0	7.9
Stock-based Compensation (included in General and Administrative Expenses)	0.1	0.5	0.3	1.6

Adjusted EBITDA	$3.0	($0.5)	$17.3	$4.8

B. Free Cash Flow

Free cash flow is defined by the Company as net income (loss) plus depreciation and amortization, special charges, stock-based compensation, and amortization of deferred financing costs less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its Common Stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use.

Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, deferred taxes, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions, which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

	Three Months Ended January 31,		Year Ended January 31,
	2006	2005	2006	2005
(In millions, except per share amounts)
Net cash provided by (used in) operating activities	$8.9	$23.1	$5.2	($9.5)
Plus (Minus)
Net cash provided by operating activities attributable to discontinued operations	(2.8)	(21.7)	5.6	(0.6)
Changes in operating assets and liabilities	(5.3)	(2.8)	(0.3)	10.6
Spinoff and restructuring costs included in Special Charges	1.4	0.1	3.5	0.4
Capital expenditures	0.0	(1.0)	(0.7)	(2.7)

Free Cash Flow	$2.2	($2.3)	$13.3	($1.8)

Weighted Average Shares Outstanding	11.9	10.7	11.6	10.7

Free Cash Flow per Share	$0.19	($0.22)	$1.15	($0.17)

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	January 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$39,631	$25,137
Marketable securities	—	6,341
Accounts receivable, net of allowance for doubtful accounts of $1,690 and $1,835, respectively	42,483	34,413
Other current assets	7,851	8,548
Current assets of discontinued operations	—	30,769

Total current assets	89,965	105,208
Fixed assets	4,072	6,067
Goodwill	114,728	145,559
Intangible assets	7,006	10,131
Other assets	3,717	3,233
Other assets of discontinued operations	—	84,383

Total assets	$219,488	$354,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,345	$13,075
Amount payable to dELiA*s	8,155	—
Deferred revenue	10,552	12,313
Accrued expenses and other current liabilities	16,061	9,228
Current liabilities of discontinued operations	—	35,692

Total current liabilities	44,113	70,308
Senior convertible debentures	69,300	69,300
Other long-term liabilities	891	1,044
Other liabilities of discontinued operations	—	5,166
Series B redeemable convertible preferred stock, $10 per share liquidation preference; $.01 par value; 3 shares designated; mandatorily redeemable; 0 (2006) and 1 shares (2005) issued and outstanding, respectively	—	16,042

Total liabilities	114,304	161,860

Stockholders’ equity:
Common stock; $.01 par value: authorized 50,000 shares; issued and outstanding, 11,874 (2006) and 10,981 (2005)	119	110
Additional paid-in capital	364,228	416,208
Deferred compensation	(539)	(517)
Accumulated deficit	(254,459)	(218,951)
Accumulated other comprehensive loss	—	(31)

	109,349	196,819
Less treasury stock, at cost; 194 (2006) and 191 (2005) shares	(4,165)	(4,098)

Total stockholders’ equity	105,184	192,721

Total liabilities and stockholders’ equity	$219,488	$354,581

Alloy, Inc.

Statement of Operations

(In thousands, except per share data)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2006	2005	2006	2005
Revenue	$43,211	$41,842	$195,324	$184,208

Expenses
Operating	36,322	37,764	163,487	161,057
General and Administrative	3,964	5,055	14,893	19,926
Depreciation and Amortization	925	1,955	4,973	7,930
Special Charges	34,066	72,921	36,219	73,268

Total Expenses	75,277	117,695	219,572	262,181

Operating Loss	(32,066)	(75,853)	(24,248)	(77,973)
Interest Expense	(1,061)	(1,060)	(4,243)	(4,262)
Interest Income	349	103	898	351
Other Items, net	(25)	(9)	(27)	(365)

Loss from Continuing Operations before Taxes	(32,803)	(76,819)	(27,620)	(82,249)
Income Taxes	(160)	(28)	(363)	(158)

Loss from Continuing Operations	(32,963)	(76,847)	(27,983)	(82,407)
Income (Loss) from Discontinued Operations	9,178	3,500	(7,525)	(9,374)

Net Loss	(23,785)	(73,347)	(35,508)	(91,781)
Dividends on Preferred Stock	—	(408)	(620)	(1,608)

Net Loss attributable to Common Stockholders’	($23,785)	($73,755)	($36,128)	($93,389)

Basic and Diluted Net Loss per Share:
Continuing Operations	($2.78)	($7.17)	($2.41)	($7.74)
Discontinued Operations	$0.77	$0.33	($0.65)	($0.88)

Attributable to Common Stockholders’	($2.01)	($6.88)	($3.11)	($8.77)

Weighted Average Basic and Diluted Shares Outstanding	11,855	10,718	11,598	10,652

Reconciliation of Operating Loss to Adjusted EBITDA (1):
Net Loss	($23,785)	($73,347)	($35,508)	($91,781)
Plus:
Income (Loss) from Discontinued Operations	(9,178)	(3,500)	7,525	9,374
Income Taxes	160	28	363	158
Other Items, net	25	9	27	365
Interest Income	(349)	(103)	(898)	(351)
Interest Expense	1,061	1,060	4,243	4,262
Special Charges	34,066	72,921	36,219	73,268
Depreciation and Amortization	925	1,955	4,973	7,930
Stock-based Compensation (included in General and Administrative Expenses)	84	508	307	1,581

Adjusted EBITDA	$3,009	($469)	$17,251	$4,806

(1)	- Adjusted EBITDA is a non-GAAP financial measure. Alloy uses EBITDA to evaluate its performance period to period without taking into account certain expenses, which in the opinion of Alloy management, do not reflect Alloy's results from its core business activities. These non-GAAP measures should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with GAAP.